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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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SNAP-ON INCORPORATED
(Name of Registrant as Specified In Its Charter)

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NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS
AND PROXY STATEMENT

Notice of the 2004 Annual Meeting of Shareholders

March 25, 2004

Dear Shareholder:

Snap-on Incorporated will hold its 2004 Annual Meeting of Shareholders on Thursday, April 22, 2004, at 10:00 a.m. (Pacific Time), at the Hayes Mansion Conference Center, 200 Edenvale Avenue, San Jose, California. This year's meeting is being held for the following purposes:

  1.
  to elect four Directors to serve for the next three years;

  2.
  to ratify the Audit Committee's selection of Deloitte & Touche LLP as the Company's independent auditor for 2004; and

  3.
  transact any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

In addition to the formal business, there will be a short presentation on Snap-on's financial performance and progress.

Only shareholders who had shares registered in their names at the close of business on February 23, 2004 will be able to vote at the Annual Meeting. The Annual Meeting will be Webcast live over the Internet via our Website, www.snapon.com. A replay will be available on our Website for a limited time following the meeting.

If you are a shareholder and plan to attend the Annual Meeting in person, then please request an Admission Card in one of the ways described in the Proxy Statement under the section titled "Commonly Asked Questions and Answers about the Annual Meeting."

If you have any questions or comments, please direct them to Snap-on Incorporated, Investor Relations, 10801 Corporate Drive, Pleasant Prairie, Wisconsin 53158-1603. If you prefer, you may also e-mail questions or comments to shareholders@snapon.com. We always appreciate your interest in Snap-on and thank you for your continued support.

Your vote is important. Thank you for voting.

Sincerely,

Susan F. Marrinan
 Vice President, Secretary and
Chief Legal Officer

PROXY STATEMENT

TABLE OF CONTENTS

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING	1
ITEM 1: ELECTION OF DIRECTORS	5
Nominees for Election	5
Directors Not Standing for Election	6
CORPORATE GOVERNANCE PRACTICES AND BOARD INFORMATION	7
Nomination of Directors	7
Shareholder Communications with the Board	8
Annual Meeting Attendance	8
Board Information	8
Board Compensation	11
ITEM 2: RATIFY THE AUDIT COMMITTEE'S SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITOR FOR 2004	12
AUDIT COMMITTEE REPORT	13
DELOITTE & TOUCHE LLP FEE DISCLOSURE	14
INDEPENDENT AUDITORS	15
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	16
Table 1—Security Ownership of Management	16
STOCK PERFORMANCE GRAPH	18
Five-Year Performance	18
EXECUTIVE COMPENSATION	19
Report of the Organization and Executive Compensation Committee	19
Table 2—Summary Compensation	24
Table 3—Option Grants in Last Fiscal Year	26
Table 4—Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	27
Table 5—Long-Term Incentive Plans—Awards in Last Fiscal Year	28
Snap-on Incorporated Retirement Plan	29
Table 6—Pension Plan	29
APPENDIX A—AUDIT COMMITTEE CHARTER	35

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:    WHEN WILL THIS PROXY STATEMENT FIRST BE MAILED TO SHAREHOLDERS?

A:    We expect to begin mailing this Proxy Statement to shareholders on March 25, 2004.

Q:    WHAT AM I VOTING ON?

A:    At the 2004 Annual Meeting you will be voting on two proposals:

  1.
  The election of four Directors to serve terms of three years each. This year's Board nominees are:
•	John F. Fiedler	•	W. Dudley Lehman
•	Frank S. Ptak	•	Edward H. Rensi
  2.
  A proposal to ratify the Audit Committee's selection of Deloitte & Touche LLP as the Company's independent auditor for 2004.

Q:    WHAT ARE THE BOARD'S VOTING RECOMMENDATIONS?

A:    The Board of Directors is soliciting this proxy and recommends the following votes:

  •
  FOR each of the Board's nominees; and

  •
  FOR the ratification of the Audit Committee's selection of Deloitte & Touche LLP as the Company's independent auditor for 2004.

Q:    WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

A:    To conduct the Annual Meeting, more than 50% of the shares entitled to vote must be present in person or by proxy. This is referred to as a "quorum." Assuming a quorum is present, Directors are elected by a plurality of the shares present in person or by proxy at the meeting, and the ratification of the Audit Committee's selection of Deloitte & Touche LLP as the Company's independent auditor for 2004 requires an affirmative majority vote of the shares present in person or by proxy at the meeting. "Plurality" means that the nominees receiving the largest number of votes cast are elected as Directors up to the maximum number of Directors to be chosen at the meeting. An "affirmative majority vote" means a majority of the votes cast at the meeting have been voted FOR the proposal.

Q:    WHAT IF I DO NOT VOTE?

A:    The effect of not voting will depend on how your share ownership is registered.

If you are a shareholder whose shares are registered in your name and you do not vote, then your unvoted shares will not be represented at the meeting and will not count towards the quorum requirement. If a quorum is obtained, then your unvoted shares will not affect whether a proposal is approved or rejected.

If you are a shareholder whose shares are not registered in your name and you do not vote, then your broker may represent your shares at the meeting. In the absence of your voting instructions, your broker may vote your shares in its discretion, in which case your shares will count toward the quorum and may affect whether a proposal is approved or rejected.

Q:    WHO MAY VOTE?

A:    You may vote at the Annual Meeting if you were a shareholder as of the close of business on February 23, 2004. Each outstanding share of Common Stock is entitled to one vote. As of the Record Date, Snap-on had 63,034,018 shares of Common Stock outstanding. This includes 4,884,653 shares held by the Snap-on Grantor Stock Trust (the "GST"). Shares of Common Stock held by the GST are considered outstanding for voting purposes but not for earnings per share calculations. The Trustee of the GST does not decide how to vote the Common Stock the GST holds. Rather, the trust agreement for the GST, as amended, provides that the GST shares will be voted in the same proportion as the non-GST shares, which are those shares that the Company's general shareholder population holds.

Q:    HOW DO I VOTE?

A:    We offer four methods by which your shares may be voted at the Annual Meeting. While we offer four methods, we encourage you to vote through the Internet as it is the most cost effective method. We also recommend that you vote as soon as possible, even if you are planning to attend the Annual Meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your Proxy Card by mail. If you vote your shares through the Internet, then you may incur costs associated with electronic access, such as usage charges from Internet access providers. If you choose to vote your shares through the Internet or by telephone, there is no need for you to mail back your Proxy Card.

You may (i) vote in person at the Annual Meeting or (ii) authorize the persons named as proxies on the enclosed Proxy Card, Mr. Elliott and Ms. Marrinan, to vote your shares by returning the enclosed Proxy Card by mail, through the Internet or by telephone.

To Vote Over the Internet:

Log on to the Internet and go to the Website http://www.eproxyvote.com/sna. Have your Proxy Card available when you access the Website. You will need the control number from your Proxy Card to vote.

To Vote By Telephone:

On a touch-tone telephone, call 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, 7 days a week. Have your Proxy Card available when you make the call. You will need the control number from your Proxy Card to vote.

To Vote by Proxy Card:

Complete, sign and return the Proxy Card to the address indicated on the Proxy Card.

If your shares are not registered in your name, then you vote by giving instructions to the firm that holds your shares rather than using any of these four methods. Please check the voting form of the firm that holds your shares to see if it offers Internet or telephone voting procedures.

Q:    WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

A:    It means your shares are in more than one account. You should vote the shares on all of your Proxy Cards. To provide more cost effective and efficient shareholder services in the future, if your shares are registered in your name, we encourage you to use the exact same name and address for all accounts. You may arrange this by contacting our transfer agent, Equiserve, toll-free at 1-800-446-2617.

Q:    WHO WILL COUNT THE VOTE?

A:    Equiserve, our transfer agent, will use an automated system to tabulate the votes. Its representatives will also serve as the election inspectors.

Q:    WHO CAN ATTEND THE ANNUAL MEETING?

A:    Shareholders are invited to attend the Annual Meeting, although space is limited. Due to space limitations and other security concerns, if you are a shareholder and plan to attend in person, then you must request an Admission Card by writing to the Office of the Secretary, Snap-on Incorporated, 2801 - 80th Street, P.O. Box 1410, Kenosha, Wisconsin 53141-1410. If you are a shareholder whose shares are not registered in your name, you must submit evidence of ownership with your request that reflects your share ownership as of the Record Date, such as a copy of a recent brokerage or bank account statement. The Corporate Secretary will determine the acceptability of any such evidence of ownership that is submitted. To facilitate the registration process, any requests for an Admission Card must be received by the Corporate Secretary by April 9, 2004. Requests received by the Corporate Secretary after April 9, 2004 will not be considered. Please also note that any requests for admission for guests who are not shareholders will be considered by the Corporate Secretary, in her discretion, and may, but need not be, granted.

Q:    MAY I VOTE AT THE ANNUAL MEETING?

A:    If you complete a Proxy Card, or vote through the Internet or by telephone, then you may still vote in person at the Annual Meeting, provided that you received an Admission Card. To do so, please give written notice that you would like to revoke your original proxy to one of the following:

  •
  the Corporate Secretary, in advance of the Annual Meeting; or

  •
  the authorized representatives at the Annual Meeting.

You may also make a change to your proxy by returning a later-dated proxy.

Q:    WHO IS MAKING THIS SOLICITATION AND HOW MUCH DOES IT COST?

A:    This solicitation is being made on behalf of Snap-on Incorporated by its Board of Directors. Our officers and employees may make solicitations by mail, telephone or facsimile or in person. We have retained Georgeson Shareholder Communications Inc., for $7,500 plus expenses, to assist us in the solicitation of proxies. This assistance will include requesting brokerage houses, depositories, custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of the stock they hold. We will bear the cost of this solicitation and reimburse Georgeson for these expenses.

Q:    WHEN ARE SHAREHOLDER PROPOSALS DUE FOR THE 2005 ANNUAL MEETING?

A:    The Corporate Secretary must receive a shareholder proposal no later than November 25, 2004, for the proposal to be considered for inclusion in our proxy materials for the 2005 Annual Meeting. To otherwise bring a proposal or nomination before the 2005 Annual Meeting, you must comply with our Bylaws. As now in effect, our Bylaws require written notice to the Corporate Secretary between January 21, 2005, and February 21, 2005. If we receive your notice after February 21, 2005, then your proposal or nomination would be untimely. Should the Board nevertheless choose to present your proposal, the named Proxies will be able to vote on the proposal using their best judgment.

Q:    WHAT IS THE CORPORATE SECRETARY'S ADDRESS?

A:    The address of the Corporate Secretary is:
Corporate Secretary
Snap-on Incorporated
2801 - 80th Street
P.O. Box 1410
Kenosha, Wisconsin 53141-1410

Q:    WILL THERE BE OTHER MATTERS TO VOTE ON AT THIS ANNUAL MEETING?

A:    We are not aware of any other matters that you will be asked to vote on at the Annual Meeting. Other matters may be voted on if they are properly brought before the Annual Meeting in accordance with our Bylaws. If other matters are properly brought before the Annual Meeting, then the named Proxies will vote the proxies they hold in their discretion on such matters.

ITEM 1:    ELECTION OF DIRECTORS

Nominees for Election

With the retirement of Mr. Hadley at the Annual Meeting, the Board will then have 11 Directors. The Directors are divided into three classes. At the Annual Meeting each year, one class is nominated for election to a three-year term. This year's Board nominees are John F. Fiedler, W. Dudley Lehman, Frank S. Ptak and Edward H. Rensi. Messrs. Fiedler and Lehman were each recommended by a non-management Director for the Corporate Governance and Nominating Committee's consideration prior to the time of their initial appointment to the Board. The following is information about those nominees and Snap-on's other Directors as of March 1, 2004.

Nominees for Election for Terms Expiring at the 2007 Annual Meeting

John F. Fiedler

Director since February 2004

Mr. Fiedler, age 65, was the Chairman of the Board of BorgWarner Inc., a supplier of engineered systems and components primarily for automotive powertrain applications from 1996 until 2003. He was also the Chief Executive Officer of BorgWarner from 1995 until 2003. Mr. Fiedler also serves as a Director of AirTran Holdings, Inc., Mohawk Industries, Inc. and Yellow Roadway Corporation.

W. Dudley Lehman

Director since May 2003

Mr. Lehman, age 52, is Group President—Business to Business for Kimberly-Clark Corporation, a manufacturer and marketer of a wide range of consumer and business-to-business products from natural fibers. From 1995 to 2004, he served as Group President—Infant and Child Care for Kimberly-Clark.

Frank S. Ptak

Director since 2000

Mr. Ptak, age 61, has been Vice Chairman of Illinois Tool Works Inc., a manufacturer of fasteners, components, assemblies and systems, since 1996. He also serves as a Director of General Growth Properties, Inc.

Edward H. Rensi

Director since 1992

Mr. Rensi, age 59, has been the owner and Chief Executive Officer of Team Rensi Motorsports since 1998, which sponsors a car in the Busch Grand National Series. From 1997 to 1998, he was a consultant to McDonald's U.S.A., a food service organization. He was President and Chief Executive Officer of McDonald's U.S.A. from 1991 to 1997. He also serves as a Director of International Speedway Corporation and Jafra Cosmetics International, Inc.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THESE NOMINEES.

Shares represented by proxies will be voted according to instructions on the Proxy Card. Only cards clearly indicating a vote withheld will be considered as a vote withheld from the nominees. If the Board learns prior to the Annual Meeting that a nominee is unable to serve, then the Board may name a replacement, in which case the shares represented by proxies will be voted for the substitute nominee.

Directors Not Standing for Election

Directors Continuing to Serve until the 2005 Annual Meeting

Dale F. Elliott

Director since 2001

Mr. Elliott, age 49, has been our Chairman since April 2002 and our President and Chief Executive Officer since April 2001. He served as President—Diagnostics and Industrial of the Company from 1998 to April 2001 and President—Snap-on Industrial from 1995 to 1998.

Lars Nyberg

Director since 2002

Mr. Nyberg, age 52, has been Chairman of the Board of NCR Corporation, a provider of Teradata® warehouses and customer relationship management applications, since 1995. He was also NCR's Chief Executive Officer from 1995 to 2003. He also serves as a Director of Sandvik AB based in Sweden.

Richard F. Teerlink

Director since 1997

Mr. Teerlink, age 67, retired as Chairman of the Board of Harley-Davidson, Inc., a manufacturer of motorcycles, in 1998. He served as its Chief Executive Officer from 1989 to 1997, President from 1988 to 1997 and Chairman from 1996 to 1998. He also serves as a Director of Johnson Controls, Inc.

Directors Continuing to Serve until the 2006 Annual Meeting

Bruce S. Chelberg

Director since 1993

Mr. Chelberg, age 69, retired as Chairman of the Board and Chief Executive Officer of Whitman Corporation, a consumer goods company, in 2000. He had served as its Chairman and Chief Executive Officer since 1992 and had served on Whitman's Board since 1988. Mr. Chelberg also serves as a Director of Actuant Corp., First Midwest Bancorp, Inc. and Northfield Laboratories, Inc.

Roxanne J. Decyk

Director since 1993

Ms. Decyk, age 51, has been Senior Vice President, Corporate Affairs and Human Resources of Shell Oil Company, an oil, gas, chemical and refined petroleum products company, since May 2002. From 1999 through May 2002, Ms. Decyk was the Vice President of Corporate Strategy of Shell International Limited, based in London, England. She was a managing partner of Batlivala & Decyk, a private merchant banking and strategic business development consulting firm, from 1997 to 1999.

Arthur L. Kelly

Director since 1978

Mr. Kelly, age 66, has been the managing partner of KEL Enterprises L.P., a holding and investment company, since 1982. He also is a Director of BASF Aktiengesellschaft, Bayerische Motoren Werke (BMW) A.G., Deere & Company and The Northern Trust Corporation.

Jack D. Michaels

Director since 1998

Mr. Michaels, age 66, has been the Chairman and Chief Executive Officer of HON INDUSTRIES, a manufacturer and marketer of office furniture and hearth products, since 1996. In addition, from June 1996 to January 2002, he served as HON's President. Mr. Michaels is also a Director of IPSCO Inc.

CORPORATE GOVERNANCE PRACTICES AND BOARD INFORMATION

Nomination of Directors

The Corporate Governance and Nominating Committee fulfills the role of a nominating committee. The material terms of the Committee's role are included in its charter. You may find the Committee's charter on the Company's Website at www.snapon.com. This charter requires that all members of the Committee meet the independence requirements of applicable law and regulation, including, without limitation, the requirements imposed by the listing standards of the New York Stock Exchange.

The Committee uses a variety of means to identify Board members, including the Committee's contacts and recommendations from other sources. In addition, it may also retain a professional search firm to identify candidates. Pursuant to its charter, the Committee has the sole authority to retain and terminate any search firm to be used to identify director candidates and has the sole authority to approve the search firm's fees and other retention items.

The Committee will consider director candidates recommended by shareholders provided that the shareholders submitting recommendations follow the procedures set forth below. The Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a shareholder or not. If a shareholder wishes to suggest an individual for consideration as a nominee for election to the Board at the 2005 Annual Meeting, we recommend that you submit your suggestion in writing to the Corporate Secretary before October 1, 2004 for forwarding to the Committee.

To bring a nomination before the 2005 Annual Meeting rather than merely recommend a candidate for the Committee to consider, you must comply with our Bylaws. As now in effect, our Bylaws require written notice to the Corporate Secretary between January 21, 2005, and February 21, 2005. If we receive your notice after February 21, 2005, then your proposal or nomination would be untimely. The notice must also meet the requirements of our Bylaws.

The Committee has a procedure under which all director candidates are evaluated. When evaluating a candidate's capabilities to serve as a member of the Board, the Committee uses the following criteria: independence, the relationships that the candidate has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), conflicts of interest, ability to contribute to the oversight and governance of the Company, the candidate's skill sets and positions held at other companies, existing time commitments and diversity. Further, the Committee reviews the qualifications of any candidate with those of its current directors to augment and complement the skill sets of its current Board members. The Committee identifies qualified potential candidates without regard to any candidate's race, color, disability, gender, national origin, religion or creed, to ensure the fair representation of all shareholder interests.

Shareholder Communications with the Board

Shareholders who wish to communicate with the Board of Directors should send their communications to the Corporate Secretary at the address listed below. The Corporate Secretary is responsible for forwarding communications to the appropriate Board members and screens these communications for security purposes.

Corporate Secretary
Snap-on Incorporated
2801 80th Street
P.O. Box 1410
Kenosha, WI 53141-1410

Annual Meeting Attendance

Snap-on asks all Directors to attend the Annual Meeting of Shareholders either in person or by telephone. If a Director attends by phone, he or she is also able to answer questions asked at the Annual Meeting. However, incumbent Directors that are not standing for re-election at the Annual Meeting are not required to attend. Last year, each Director attended the Annual Meeting, either in person or by telephone.

Board Information

The primary responsibility of the Board is to oversee the business and affairs of the Company. The Board met 5 times in 2003. All Directors attended at least 75% of the total meetings of the Board and Committees of which they were members in 2003. The Board conducts executive sessions of non-management directors at every regular Board meeting. The Chair of the Corporate Governance and Nominating Committee presides at these executive sessions of the Board. Interested persons may communicate about appropriate subject matter with the Chair of the Corporate Governance and Nominating Committee as described above under the section titled "Shareholder Communications with the Board".

The Board has reviewed the independence of its members, considering the independence tests promulgated by the New York Stock Exchange and any relationships between the Directors and the Company. The Board has determined that each of Messrs. Chelberg, Fiedler, Hadley, Kelly, Lehman, Michaels, Nyberg, Rensi and Teerlink and Ms. Decyk meet the independence requirements of the New York Stock Exchange.

The Board is organized so that its committees focus on issues that may require more in depth scrutiny. The present committee structure consists of (i) Audit, (ii) Corporate Governance and Nominating, (iii) Executive, (iv) Finance and (v) Organization and Executive Compensation committees. All significant findings of a committee are presented to the full Board for discussion and review.

The Board has adopted Corporate Governance Guidelines. These Guidelines are located on the Company's Website at www.snapon.com.

Board Committee Membership and 2003 Activity

Name	Audit		Corporate Governance & Nominating		Executive		Finance		Organization & Executive Compensation
Bruce S. Chelberg	X				X				X	*
Roxanne J. Decyk**			X	*	X				X
Dale F. Elliott					X	*	X
Leonard A. Hadley	X						X
Arthur L. Kelly			X		X		X	*
W. Dudley Lehman**			X
Jack D. Michaels			X						X
Lars Nyberg**	X		X
Frank S. Ptak**	X	*			X		X
Edward H. Rensi**							X		X
Richard F. Teerlink	X	*			X				X
Number of Meetings in 2003	3	***	6		1		5		3

*Committee Chair or Co-Chair

**Ms. Decyk served on the Finance Committee and Mr. Rensi served on the Audit Committee until April 2003. Mr. Nyberg was appointed to the Audit Committee, Mr. Ptak was appointed to the Executive Committee and Mr. Rensi was appointed to the Finance Committee in April 2003. In addition, Mr. Ptak served on the Audit Committee until January 2004. Mr. Lehman was appointed to the Board in May 2003 and was appointed to the Corporate Governance and Nominating Committee in June 2003. Mr. Fiedler was appointed to the Board in February 2004 and, therefore, did not serve on a committee in 2003.

***In addition, one or both of the Committee Co-Chairs, as representatives of the Committee, and other Committee members met four times to discuss the earnings press releases and interim financial information contained in each earnings press release with the Senior Vice President—Finance and Chief Financial Officer, Vice President—Finance, Controller and independent auditors prior to public release.

Audit Committee

The Audit Committee is composed entirely of non-employee directors who meet the independence and accounting or financial management expertise standards and requirements of the New York Stock Exchange and the Securities and Exchange Commission (the "SEC"). The Audit Committee assists the Board's oversight of the integrity of the Company's financial statements, the Company's independent auditors' qualifications and independence, the performance of the Company's independent auditors, the Company's internal audit function, and the Company's compliance with legal and regulatory requirements. The Board has adopted a written charter for the Audit Committee, which is attached to this Proxy Statement as Appendix A. The Committee's duties and responsibilities are discussed in greater detail in the charter. The Board has determined that Mr. Teerlink qualifies as an audit committee financial expert within the meaning of regulations promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is composed entirely of non-employee directors who meet the independence requirements of the New York Stock Exchange. This Committee makes recommendations to the Board regarding Board policies and structure including size and composition of the Board, corporate governance, number and responsibilities of Committees, tenure policy and qualifications of potential Board nominees, including nominees recommended by shareholders, and Director compensation. The Board has adopted a written charter for the Corporate Governance and Nominating Committee which is located on the Company's Website at www.snapon.com. The Committee's duties and responsibilities are discussed in greater detail in the charter. See the section titled "Nomination of Directors" for more information regarding nominating Directors.

Executive Committee

The Executive Committee may convene in the interim between Board meetings to exercise the powers of the Board in the management of the business and affairs of the Company subject to the limitations contained in the Company's Bylaws.

Finance Committee

The Finance Committee analyzes and makes recommendations concerning our long-term financial objectives. This includes issues of capital structure, issuance and repurchase of shares, long-term financing and dividend policy. The Committee also oversees pension accounting and pension funding activities.

Organization and Executive Compensation Committee

The Organization and Executive Compensation Committee is composed entirely of non-employee directors who meet the independence requirements of the New York Stock Exchange and the SEC. This Committee oversees our corporate organization, executive succession and executive compensation programs. It establishes, in consultation with those independent directors who are not members of this Committee, the appropriate level of compensation for our Chief Executive Officer and, after consulting with the Chief Executive Officer, approves the compensation of other officers. This Committee also administers our incentive stock and compensation plans and the employee stock ownership and franchised dealer stock ownership plans. The Board has adopted a written charter for the Organization and Executive Compensation Committee which is located on the Company's Website at www.snapon.com. The Committee's duties and responsibilities are discussed in greater detail in the charter.

Board Compensation

Employee Directors

Directors who are employees do not receive additional compensation for serving on the Board or its Committees.

Non-employee Directors

In recognition of the increasing time requirements pertaining to preparation for and attendance at Board meetings, the Board approved an increase in the fees paid to non-employee Directors effective September 1, 2003. This was the first increase in fees paid to non-employee Directors since 2000. Effective September 1, 2003, non-employee Directors receive an annual retainer fee of $36,000 (formerly $32,000). They also receive $1,500 (formerly $1,250) for every Board and Committee meeting they attend, including meetings conducted by phone. Non-employee Committee Chairs also receive an annual chairmanship fee of $7,500, except for the Chair of the Audit Committee who will receive an annual chairmanship fee of $10,000 (formerly $5,000 for each committee). We reimburse Directors for all Board-related expenses.

Directors' Fee Plan

Directors receive at least 50% and, at their election, up to 100% of their fees in Common Stock through the Directors' 1993 Fee Plan. Under the terms of the Fee Plan, non-employee Directors receive shares based on the fair market value of a share of Common Stock on the last day of the month in which the fees are paid. Directors may choose to defer the receipt of all or part of these shares and fees to a deferral account with us. The Fee Plan credits deferred cash amounts with earnings based on market rates of return. Dividends on deferred share units are automatically reinvested.

Stock Options

Non-employee Directors currently receive an annual grant of an option to purchase 3,000 shares of Common Stock. The exercise price of the option shares is equal to the closing price of a share of Common Stock on the New York Stock Exchange on the date of the grant, which coincides with the Annual Meeting of Shareholders.

Insurance

We maintain life insurance and accidental death and dismemberment policies for all non-employee Directors. In addition, non-employee Directors who are not eligible to participate in another group health plan may participate at their own expense, on the same basis as employees, in the medical and prescription drug plans we maintain for our employees.

ITEM 2: RATIFY THE AUDIT COMMITTEE'S SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITOR FOR 2004

The Board of Directors proposes that the shareholders ratify the selection by the Audit Committee of Deloitte & Touche LLP to serve as the Company's independent auditors for the 2004 fiscal year. Pursuant to the Sarbanes-Oxley Act of 2002 and regulations promulgated by the SEC thereunder, the Audit Committee is directly responsible for the appointment of the independent auditor. Although shareholder ratification of the Audit Committee's selection of the independent auditor is not required by our Bylaws or otherwise, we are submitting the selection of Deloitte & Touche LLP to our shareholders for ratification to permit shareholders to participate in this important decision. If the shareholders fail to ratify the Audit Committee's selection of Deloitte & Touche LLP as the Company's independent auditor for 2004 at the Annual Meeting, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent auditor. Representatives of Deloitte & Touche LLP will be at the Annual Meeting to answer your questions and to make a statement if they so desire.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE AUDIT COMMITTEE'S SELECTION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITOR FOR 2004.

AUDIT COMMITTEE REPORT

The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board, which is attached as Appendix A to this Proxy Statement. The Audit Committee reviews and reassesses this charter annually and recommends any changes to the Board for approval.

During fiscal 2003, the Committee met three times. In addition, one or both of the Committee Co-Chairs, as representatives of the Committee, and other Committee members met four times to discuss the earnings press releases and interim financial information contained in each earnings press release with the Senior Vice President—Finance and Chief Financial Officer, Vice President—Finance, Controller and independent auditors prior to public release.

In the exercise of its duties and responsibilities, the Committee members reviewed and discussed the audited financial statements for fiscal 2003 with management and the independent auditors. The Committee also discussed all the matters required to be discussed by Statement of Auditing Standard No. 61 with Snap-on's independent auditors, Deloitte & Touche LLP. The Committee received a written disclosure and letter from Deloitte & Touche LLP as required by Independence Standards Board Standard No. 1 and has discussed with Deloitte & Touche LLP their independence. Based on their review and discussions and subject to the limitations on the role and responsibilities of the Committee in its charter, the Committee recommended to the Board that the audited financial statements be included in Snap-on's Annual Report to shareholders on Form 10-K filed with the SEC.

Richard F. Teerlink, Chair
Bruce S. Chelberg
Leonard A. Hadley
Lars Nyberg

DELOITTE & TOUCHE LLP FEE DISCLOSURE

The Audit Committee selects our independent auditors for each fiscal year. During the fiscal year ended January 3, 2004, Deloitte & Touche LLP ("D&T") was employed principally to perform the annual audit and to render other services. The following table sets forth the amount of fees for professional services rendered by D&T for the fiscal years ended January 3, 2004 (fiscal 2003) and December 28, 2002 (fiscal 2002). Certain amounts for fiscal year 2002 have been reclassified to conform to the 2003 presentation.

	Fiscal 2003	Fiscal 2002(1)
Audit(2)	$1,934,557	$1,400,000
Audit Related(3)	$376,653	$75,113
Tax(4)	$809,343	$402,703
All Other Fees(5)	$46,409	$11,556

Total Fees	$3,166,962	$1,889,372

(1)The Company is not required to disclose fees paid to the former independent auditor in 2002. Therefore, no amounts for such fees are included.

(2)Includes fees related to the issuance of the audit opinion and timely quarterly reports on Form 10-Q, statutory audits and consents for other SEC filings.

(3)Includes audits of employee benefits plans and assistance in complying with Section 404 of the Sarbanes-Oxley Act.

(4)Includes U.S. and international tax advice and compliance services.

(5)For fiscal 2003, includes services associated with complying with a transfer price study, various certifications and control testing. For fiscal 2002, includes non-audit related accounting consultation services.

The Audit Committee has adopted a policy for pre-approving all audit and non-audit services provided by the independent auditor. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature or anticipated at the time the budget is submitted. Audit Committee pre-approval is required to exceed the budgeted amount for a particular category of services and to engage the independent auditor for any service that was not pre-approved. The Audit Committee considers whether the provision of such services is consistent with the SEC's rules on auditor independence and whether the independent auditor is best positioned to provide the most effective and efficient service. The Audit Committee considered the non-audit services provided by D&T in fiscal 2003 and determined that the provision of those services is compatible with maintaining auditor independence. The Audit Committee has also delegated pre-approval authority to the Committee Chairman, provided that any pre-approval by the Committee Chairman is reported to the Audit Committee at its next regularly scheduled meeting. The Audit Committee periodically receives a report from members of management and the independent auditor on the services rendered and fees paid to the independent auditors to ensure that such services are within the pre-approved amounts.

INDEPENDENT AUDITORS

On June 14, 2002, our Board, upon recommendation of its Audit Committee, dismissed Arthur Andersen LLP ("Andersen") as its independent accountant and engaged Deloitte & Touche LLP as its independent auditor for 2002. Deloitte & Touche LLP was also engaged as the independent auditor for 2003.

Andersen's reports on Snap-on's consolidated financial statements for each of the fiscal years ended December 29, 2001, and December 30, 2000, did not contain an adverse opinion, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles, except for noting a change in accounting principles related to derivatives and accounting for pensions.

During the fiscal years ended December 29, 2001, and December 30, 2000, and the subsequent interim period through June 21, 2002, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen's satisfaction, would have caused Andersen to make reference to the subject matter in connection with its reports. During the fiscal years ended December 29, 2001, and December 30, 2000, and the subsequent interim period, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 29, 2001, and December 30, 2000, and the subsequent interim period through June 21, 2002, Snap-on did not consult with Deloitte & Touche LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Security Ownership of Management and Certain Beneficial Owners

The following table shows the number of shares of Common Stock beneficially owned by each non-employee Director and by Messrs. Biland, Ellen, Elliott, Montemurro and Pinchuk (the "Named Executive Officers"), as well as the total number of shares held by all current Directors and Executive Officers as a group, as of February 23, 2004. Beneficial owners include the Directors and Executive Officers, their spouses, minor children and family trusts. Unless we have indicated otherwise in the footnotes, the individuals listed below have sole voting and investment power over their shares.

Table 1: Security Ownership of Management

Beneficial Owner	Shares Owned(1)		Option Shares(2)
Alan T. Biland	31,753		73,750
Bruce S. Chelberg	17,539		25,500
Roxanne J. Decyk	12,944		24,000
Martin M. Ellen	64,439		39,800
Dale F. Elliott	199,073		530,000
John F. Fiedler	0		0
Leonard A. Hadley	14,252		21,000
Arthur L. Kelly	45,170	(3)	25,500
W. Dudley Lehman	626		0
Jack D. Michaels	10,918		15,000
Michael F. Montemurro	93,156		362,250
Lars Nyberg	3,227		6,000
Nicholas T. Pinchuk	48,804		40,250
Frank S. Ptak	3,724		9,000
Edward H. Rensi	19,117		26,601
Richard F. Teerlink	13,841		18,000
All current Directors and Executive Officers as a group (22 Persons)	667,183		1,689,369

Mr. Elliott beneficially owns 1.24% of the outstanding Common Stock, excluding shares held by the GST and including his option shares and deferred share units. As a group, the Directors and Executive Officers beneficially own approximately 4.04% of the outstanding Common Stock, excluding shares held by the GST and including option shares and deferred share units. No other individual Director or Executive Officer beneficially owns more than 1% of the outstanding Common Stock.

(1)Amounts for Directors and Executive Officers include deferred share units payable in shares of Common Stock on a one-for-one basis. Some of the deferred share units to which this note refers are "restricted." In addition, amounts for Mr. Ellen include shares of Common Stock that are "restricted." In each case, "restricted" means that the share units or shares of stock are unvested and subject to forfeiture under terms of compensation awards if the Company and/or the holder do not meet vesting requirements. When an officer has the opportunity to receive restricted shares of Common Stock but elects to defer receipt of the stock, the officer receives restricted share units instead of restricted shares of Common Stock. In this proxy statement, we refer generally to restricted share units and restricted shares of Common Stock as "restricted shares". Amounts for the Named Executive Officers include the following amounts of restricted shares: Mr. Biland—18,000, Mr. Ellen—53,600, Mr. Elliott—80,000, Mr. Montemurro—48,000 and Mr. Pinchuk—48,000.

(2)This column represents shares that may be acquired by the exercise of options as of the Record Date or within 60 days of the Record Date.

(3)This figure includes shares held by trusts for the benefit of Mr. Kelly and his family.

Security Ownership of Certain Beneficial Owners

The following information relates to each person or entity known to us to be the beneficial owner of more than 5% of our Common Stock. Except as otherwise indicated, each person listed below has sole voting and investment power over their shares.

Lord, Abbett & Co., 90 Hudson Street, Jersey City, NJ 07302, has reported on Schedule 13G, filed on February 4, 2004, the beneficial ownership of 6,823,650 shares of Common Stock as of December 31, 2003, representing 11.73% of the shares outstanding, excluding the shares held by the GST.

Snap-on Incorporated Grantor Stock Trust, 2801 - 80th Street, Kenosha, WI, has reported on Schedule 13G, filed on February 13, 2004, the beneficial ownership of 5,021,974 shares of Common Stock as of December 31, 2003, representing 7.9% of the shares outstanding, including GST shares. The GST was established to hold Common Stock to ensure the funding of certain obligations we have to certain of our employees under various employee benefit plans. The Trustee of the GST does not decide how to vote the Common Stock the GST holds. Rather, the trust agreement for the GST, as amended, provides that the GST shares will be voted in the same proportion as the non-GST shares, which are those shares that the Company's general shareholder population holds.

STOCK PERFORMANCE GRAPHS

Five-Year Performance

The graph below illustrates the cumulative total shareholder return on our Common Stock since 1998, assuming that dividends are reinvested. The graph compares our performance to that of the Standard & Poor's 500 Stock Index and a Peer Group. We have decided not to include in this Proxy Statement the Return on Net Assets Employed Before Interest and Taxes chart that we had voluntarily included in prior proxy statements. We believe that application of the SEC's new rules regarding the use of non-GAAP financial information would limit the chart's usefulness to shareholders.

Snap-on Incorporated Total Shareholder Return(1)

Fiscal Year Ending(2)	Snap-on Incorporated	S&P 500	Peer Group(3)
December 31, 1998	$100.00	$100.00	$100.00
December 31, 1999	$78.57	$121.01	$91.65
December 31, 2000	$85.48	$109.99	$105.56
December 31, 2001	$106.99	$96.98	$104.09
December 31, 2002	$92.47	$75.59	$100.95
December 31, 2003	$109.87	$97.24	$127.10

(1)
Assumes $100 was invested on December 31, 1998 and that dividends were reinvested quarterly.

(2)
Although our fiscal year ends on the Saturday closest to December 31 of each year, we use December 31 for ease of calculation.

(3)
The Peer Group includes: Black & Decker Corporation, Cooper Industries, Inc., Danaher Corporation, Emerson Electric Co., Fortune Brands, Inc., Genuine Parts Company, W.W. Grainger, Inc., Newell Rubbermaid Inc., Pentair, Inc., SPX Corporation and The Stanley Works.

EXECUTIVE COMPENSATION

Report of the Organization and Executive Compensation Committee

The Committee

The Organization and Executive Compensation Committee of the Board of Directors (which we refer to as the "Compensation Committee") is composed only of independent directors, as determined by the requirements of the New York Stock Exchange. The Committee oversees Snap-on's executive compensation programs. This report is designed to assist your understanding of Snap-on's compensation objectives and philosophy, the Compensation Committee's practices and the elements of total executive compensation. Three of our responsibilities are to (i) review and approve corporate goals and objectives relevant to compensation for the Chief Executive Officer and to evaluate the performance of the Chief Executive Officer in light of these goals and objectives; (ii) establish, in consultation with those independent directors who are not members of the Committee, the appropriate compensation for the Chief Executive Officer; and, (iii) after consulting with the Chief Executive Officer, to establish the compensation of all other executive officers. Our other responsibilities are set forth in the Committee's charter which you can find on the Company's Website at www.snapon.com.

Objectives and Philosophy

Snap-on's executive compensation program is designed to (i) attract and retain high quality executive officers that are critical to the long-term success of the Company and (ii) place an amount of each executive officer's pay at risk so that he or she is rewarded for achieving Snap-on's short-term business and long-term strategic goals. We determine total direct compensation levels for Snap-on's executive officers based on several factors, including: each executive officer's role; how important each position is to Snap-on's operations; the total compensation of executives who perform similar duties at other companies; the total compensation for the executive officer during the prior fiscal year; how the executive officer may contribute to Snap-on's future success; and, taking into consideration other circumstances as appropriate. Our goal is to design a compensation program that gives executive officers an incentive to achieve superior corporate and individual performance. Our total direct compensation levels for Snap-on's executive officers are designed to generally fall within the 60th and 65th percentiles for comparable positions reflected in the Market Data (see the section below titled "Compensation Committee Practices" for a description of what comprises the Market Data). "Total direct compensation" is comprised of the base salary, annual incentives and long-term compensation paid to the executive officer. Each of these elements of total direct compensation is discussed further below.

Compensation Committee Practices

The Compensation Committee has the sole authority to retain and terminate a consulting firm to assist in the evaluation of Chief Executive Officer or other executive officer compensation and has the sole authority to approve the consultant's fees and other retention terms. In 2003, the Compensation Committee retained Mercer Human Resource Consulting ("Mercer"), a human resources consulting firm, for the foregoing purposes. The Company also used Mercer for other purposes, subject to the Compensation Committee's pre-approval of such use.

Mercer conducted a study for the Compensation Committee in fiscal 2003 that compared the compensation levels of Snap-on's executive officers with similarly situated executive officers in a group of leading global companies that have business profiles and revenue sizes similar to Snap-on. The Mercer study included a broader set of companies than those we included in the performance graphs in this Proxy Statement because we believe we compete for quality executives with many types of companies. The results of the Mercer study, consultation with Mercer and a review of national compensation surveys gave us information about market compensation practices that we used to help establish and monitor total direct compensation levels for Snap-on's executive officers. We refer to the collective results as the "Market" or "Market Data".

Elements of Total Compensation

Three elements comprised the total direct compensation for Snap-on's executive officers in 2003:

  •
  base salary;

  •
  annual incentives; and

  •
  long-term incentive compensation.

  Base Salary

        When determining base salary, we consider a number of factors including market data, prior salary, job responsibilities and changes in job responsibilities, achievement of specified company goals, individual experience, demonstrated leadership, performance potential, Company performance and retention considerations. These factors are not weighed or ranked in any particular way. In 2003, except for Mr. Elliott, the executive officers' base salaries were at about the median of base salaries in the Market Data. We discuss the method used to determine Mr. Elliott's base salary in the section entitled "2003 Compensation for the Chief Executive Officer."

  Annual Incentives

        We maintain annual incentive plans for Snap-on's executive officers. The annual incentive compensation is intended to place a significant part of each executive officer's total compensation at risk. For 2003, the amounts paid to the Chief Executive Officer and other executive officers were based on some or all of the following corporate performance measures:

  •
  corporate revenues and operating income margins;

  •
  corporate working investment;

  •
  cost reduction;

  •
  new product sales;

  •
  people/process improvements; and

  •
  segment, or a combination of segments', revenues, operating income margins and working investment.

We weight each performance measure for purposes of the award to each executive officer. Precise percentages for each executive officer vary. However, the general plan design is 60% financial measures, 20-30% key initiatives (e.g., cost reduction and new product sales) and 10-20% for people and process improvements.

We fix performance goals for each of these measures at the beginning of the year. Our objective is to set goals that are quantitative and measurable, and that is the case for all goals above other than the people/process improvements measure, which by necessity is somewhat subjective in nature. For each performance measure, we set three different performance levels (in order of rank)—"threshold," "target" and "outstanding" performance. The threshold performance level is generally set at the performance level of the preceding fiscal year. After the end of the year, we compare Snap-on's actual annual performance against goals for each of the performance measures to determine the amount we pay the executive officers under the annual incentive plans applicable for the year. For example, the Chief Executive Officer can earn an incentive payment equal to 100% of base salary under the annual incentive plans applicable to him if Snap-on achieves the "target" performance level for each performance measure during the fiscal year. Other executive officers would earn between 35% and 90% of their base salaries in such a circumstance. The amount we pay will increase or decrease proportionately in relation to the Company's performance. We intend that payments at the "target" level combined with base salaries would provide annual cash compensation at about the 60th-65th percentile of the Market Data for the same components of compensation.

  Long-Term Incentive Compensation

        We provide long-term incentive compensation to Snap-on's executive officers through the 2001 Incentive Stock and Awards Plan (the "Plan"). We believe stock-based awards help make the financial interests of management the same as yours since the ultimate value of stock-based awards is tied to the value of Snap-on's stock.

The Plan allows us to grant stock options, performance shares, performance units and restricted shares. These types of awards measure performance over a longer period of time than other methods of compensation and focus on the long-term strategic goals. In 2003, we granted a mix of stock options, restricted shares and performance units to our executive officers.

In granting awards, we take into account the following subjective and objective factors:

  •
  each executive officer's level of responsibility;

  •
  each executive officer's contributions to Snap-on's financial results;

  •
  retention considerations; and

  •
  the practices of companies in the Market.

Prior to making a grant, we also consider the Company's share price, the volatility of the share price and potential dilution.

In 2003, we granted stock options by first setting a pool of options that would be available for grant. This option pool was set based on a targeted amount of annual dilution, which also takes into account already issued but unexercised options, as a percentage of total shares outstanding. We tried to keep a ratio of 40% of the total value of long-term incentive compensation in stock option grants (determined as described below) which reflects a reduction from prior years. It is Snap-on's intent to undertake stock repurchases from time to time to offset the dilution created by shares issued pursuant to the exercise of stock options. With respect to the actual size of a stock option or restricted share award, in 2003 we determined the grant date present value using the Black-Scholes pricing model (a formula widely used to value exchange-traded options) for comparison to executives in the Market.

Using these criteria, in 2003 we granted stock options to the executive officers (other than the Chief Executive Officer) to purchase 182,300 shares. These options have an exercise price equal to the value of Snap-on common stock on the grant date and vest in two annual increments beginning on the first anniversary following the award. In 2003, we also granted 220,000 restricted shares to our executive officers (other than the Chief Executive Officer) under the 2001 Incentive Stock and Awards Plan. These executive officers also have the right to earn up to 110,000 performance units under that Plan.

Each performance unit represents the right to receive in cash $24.49, which was the fair market value of a share of the Company's common stock on March 14, 2003.

Vesting of the restricted shares and performance units will be dependent upon cumulative performance relative to goals for fiscal years 2003, 2004 and 2005 (the "Performance Goals") which are based upon revenue growth and return on net assets employed before interest and taxes. If Snap-on achieves the "threshold" level of the Performance Goals, then the executive officer earns 25% of the restricted share award. If Snap-on achieves the "target" level of the Performance Goals, then the executive officer would earn 100% of the award of restricted shares. For performance above the "target" level, the executive will earn performance units and will not earn any more restricted shares. At or above the "outstanding" performance level of the Performance Goals, the executive officer receives the maximum award of performance units which equals 50% of the number of restricted shares.

We intend that payments at the "target" level under the annual incentive plan and the long-term incentive compensation, when combined with base salaries, would provide total direct compensation within the 60th and 65th percentiles of the companies in the Market Data for the same components of compensation.

2003 Compensation for the Chief Executive Officer

In determining Mr. Elliott's compensation for 2003, we considered Mr. Elliott's responsibilities as Chairman, President and Chief Executive Officer, his experience with Snap-on prior to 2001, the Company's performance and relative shareholder return, the desire to retain his services, as well as his employment agreement, and the opportunity for future salary growth. We also considered the Company's commitment to the Driven to Deliver™ business framework and other Lean initiatives.

Effective May 2003, we set Mr. Elliott's base salary at $650,000, which was below the median of base salaries for CEOs at companies reviewed in the Mercer study. In doing so, we considered the factors discussed under "Base Salary" in addition to the other matters we discussed above.

In addition, for fiscal 2003, his potential annual incentive payment was 100% of base salary at "target" performance. Mr. Elliott earned 59.6% of his base salary, or $387,324, under annual incentive plans applicable to him based on: above target performance for cost reduction and new product sales; below target performance for working investment and people/process improvements and below threshold performance for revenue growth and operating income margin.

We also granted Mr. Elliott stock options to purchase 150,000 shares, one half of which vested on January 24, 2004 and the other half of which vest on January 24, 2005. In addition, we granted Mr. Elliott an award of 80,000 restricted shares as long-term incentive compensation. Mr. Elliott has the opportunity to earn up to 40,000 performance units as discussed in the section titled "Long-Term Incentive Compensation". The restrictions on such restricted shares will not lapse and performance units will not be earned in the event that cumulative performance goals for 2003, 2004 and 2005 are not met. We determined these grants based on the rationale applicable to all executive officers.

Mr. Elliott received an award of 70,000 restricted shares and had an opportunity to earn up to 35,000 performance units in 2002. Vesting of this award was subject to the Company's cumulative performance relative to goals for fiscal years 2002 and 2003. Since the Company did not achieve these performance goals, the 70,000 restricted shares and 35,000 performance units were forfeited.

Internal Revenue Code Section 162(m) Implications for Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to the executive officers that is not "performance based" to $1 million per executive officer.

In April 2001, Snap-on's shareholders approved the 2001 Incentive Stock and Awards Plan (the "Plan"). The Plan is designed so that awards granted to the covered individuals may meet section 162(m) requirements for performance-based compensation, and thus, these awards should not be counted toward the $1 million limitation. The Plan gives Snap-on flexibility to pay qualifying performance-based compensation and it is our intention to structure compensation so that section 162(m) does not adversely affect Snap-on's tax deduction. However, there may be instances in which we determine that we cannot structure compensation accordingly. In those instances, the Compensation Committee may elect to structure elements of compensation to accomplish business objectives that are in the best interests of the Company and its shareholders, even though doing so may reduce the amount of Snap-on's tax deduction for said compensation. In 2003, all salary and bonus compensation paid to the executive officers was eligible for a corporate tax deduction.

Bruce S. Chelberg, Chair
Roxanne J. Decyk
Jack D. Michaels
Edward H. Rensi
Richard F. Teerlink

Table 2: Summary Compensation

Table 2 shows the total compensation paid, payable and/or accrued for services rendered during the 2003, 2002 and 2001 fiscal years to each of the Named Executive Officers.

		ANNUAL COMPENSATION			LONG-TERM COMPENSATION AWARDS
Name and Principal Position	Year	Salary($)	Bonus($)(2)	Other Annual Compensation(3)	Restricted Stock Value ($)(4)	Securities Underlying Options(#)	All Other Compensation ($)(5)(6)
Alan T. Biland Vice President—Chief Information Officer and President—Diagnostics & Information Group	2003 2002 2001	257,435 241,267 220,333	206,579 205,172 0	57,427 0 0	0 0 0	13,500 20,000 30,000	79,691 20,864 0
Martin M. Ellen(1) Senior Vice President— Finance and Chief Financial Officer	2003 2002	326,400 38,974	254,161 67,500	0 0	0 155,736	40,500 39,100	14,582 1,168
Dale F. Elliott Chairman, President and Chief Executive Officer	2003 2002 2001	641,667 616,664 493,433	387,324 360,000 0	357,989 0 0	0 0 2,936,000	150,000 150,000 200,000	436,030 52,251 21,589
Michael F. Montemurro Senior Vice President and President—Worldwide Snap-on Dealer Group	2003 2002 2001	353,246 341,880 324,669	209,493 96,677 0	304,194 0 0	0 0 0	40,500 55,000 80,000	273,439 33,068 27,747
Nicholas T. Pinchuk(1) Senior Vice President and President—Worldwide Commercial and Industrial Group	2003 2002	392,700 200,521	161,064 132,608	0 0	0 0	40,500 40,000	43,828 33,222

(1)
Mr. Ellen was named Senior Vice President—Finance and Chief Financial Officer in November 2002. Mr. Pinchuk was named Senior Vice President and President—Worldwide Commercial and Industrial Group in June 2002. The amounts for Messrs. Ellen and Pinchuk for 2002 relate to less than a full year of employment.

(2)
For 2003, Mr. Ellen's bonus amount includes $50,000 that was paid to him in connection with his employment by the Company.

(3)
The amounts shown for Messrs. Biland, Elliott and Montemurro represent an amount paid to these individuals to reflect the tax obligations arising from the termination of their Split-Dollar Contracts. For more information on the termination of the Split-Dollar Contracts, see footnote (5).

(4)
Mr. Ellen received a grant of 5,600 restricted shares in 2002 at a value of $27.81 in connection with his employment by the Company. These shares will vest on November 18, 2005.

Mr. Elliott received a grant of 100,000 restricted shares in 2001 at a value of $29.36 per unit in connection with his promotion to CEO and President. Of the 100,000 restricted shares, two-thirds were subject to future vesting requirements, with one-third vesting on April 27, 2002 and one-third vesting on April 27, 2003.

The number and value (based on a price of $31.80 per share) of the restricted shares that the Named Executive Officers held at January 3, 2004 were as follows: Mr. Biland—18,000 ($572,400), Mr. Ellen—53,600 ($1,704,480), Mr. Elliott—80,000 ($2,544,000), Mr. Montemurro—48,000 ($1,526,400) and Mr. Pinchuk—48,000 ($1,526,400). With the exception of the 5,600 restricted shares held by Mr. Ellen, all of these restricted shares are subject to the terms of the Long Term Incentive Awards disclosed in Table 5. We accrue dividends on restricted shares that have not vested. The dividends are paid upon vesting or forfeited if the restricted shares do not vest. The restricted shares subject to the terms of the Long Term Incentive Awards will vest only to the extent the Company meets certain performance goals, so vesting is not assured. None of the restricted shares that were granted in 2002 and that were subject to the terms of the Long Term Incentive Awards that related to the Company's performance in 2002 and 2003 vested, and therefore, they are not disclosed in this footnote.

(5)
Section 402 of the Sarbanes-Oxley Act of 2002 (the "Act") prohibits a company from making loans to its executive officers. Because of the uncertainty regarding the application of Section 402 of the Act to split dollar life insurance arrangements, in 2003, with the approval of the Organization and Executive Compensation Committee, the Company reached agreement with Messrs. Biland, Elliott and Montemurro and certain other executive officers to terminate the split dollar life insurance contract that each had with the Company (collectively, the "Split-Dollar Contracts"). As a result, the individuals were required to (i) release any rights that they had against the Company under the Split-Dollar Contracts, (ii) forgo the opportunity to accumulate the equity that would have accumulated in the underlying life insurance policies (the "Policies") had the Split-Dollar Contracts remained in place and (iii) repay amounts that the Company borrowed from the Policies to make the premium payments due under the Policies in 2003 (or the individual could choose to not repay the loans which would result in a further diminution of the value of the underlying policy). In exchange for each person's agreement to terminate his Split-Dollar Contract, the Company (a) released its right to recover Policy premiums paid (for Mr. Biland, in part in return for the surrender of his Policy), (b) reimbursed each individual for the present value of Policy premium payments that the Company would no longer be required to make and (c) paid an additional amount to reflect the tax obligations resulting from clauses (a) and (b). Amounts shown under "All Other Compensation" for these persons for 2003 relating to clauses (a) and (b), as applicable, include the following: Mr. Biland $73,252; Mr. Elliott $430,550; and Mr. Montemurro $273,439. For each person, the amount reflects a decrease for the amounts of compensation that the Company reported in the summary compensation table of past proxy statements as "All Other Compensation" paid to such person with respect to the dollar value of the benefit to the person of the Company's payment in prior years of Policy premiums that the Company released its right to recover.

(6)
In addition to the payment amounts discussed in note (5), amounts shown for 2003 include the value of matching contributions under the Company's 401(k) plan and Deferred Compensation Plan for the following persons under the plans and in the amounts indicated: Mr. Biland: 401(k)—$6,000; Mr. Ellen: 401(k)—$6,000, Deferred Compensation Plan—$7,317; Mr. Elliott: 401(k)—$5,480; and Mr. Pinchuk: 401(k)—$6,000, Deferred Compensation Plan—$9,759. Amounts shown for Messrs. Biland, Ellen and Pinchuk in 2003 also include the following amounts for the imputed value of group term life insurance: Mr. Biland—$439; Mr. Ellen—$1,265 and Mr. Pinchuk—$2,653.

The
Company has in place certain relocation programs for employees who relocate in connection with their employment. As part of these programs, the Company will contract with a third party to assist individuals in the sale of their home. Amounts shown for Mr. Pinchuk in 2003 include $25,416, which represents the amount of closing and other costs associated with the sale of his home that he was not required to repay under this program.

  Table 3: Option Grants in Last Fiscal Year

Table 3 shows information about the stock options granted to our Named Executive Officers in 2003.

Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees In Fiscal Year	Exercise or Base Price ($/SH)	Expiration Date	Grant Date Present Value(2)
Biland	13,500	1.94%	$25.11	1/24/2013	$96,390
Ellen	40,500	5.83%	$25.11	1/24/2013	$289,170
Elliott	150,000	21.59%	$25.11	1/24/2013	$1,071,000
Montemurro	40,500	5.83%	$25.11	1/24/2013	$289,170
Pinchuk	40,500	5.83%	$25.11	1/24/2013	$289,170

(1)
One-half of these options vested on January 24, 2004, and the remaining one-half will vest on January 24, 2005.

(2)
The estimated grant date present value reflected in the above table is determined using the Black-Scholes Option Pricing Model. The material assumptions and adjustments we used to estimate the value of the options reflected above include:

•
an exercise price on the option ($25.11) equal to the fair market value of the underlying stock on the date of grant;

•
an option term of ten years;

•
an interest rate of 4.05%, which represents the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term;

•
volatility of 34.97% calculated using our daily stock prices for a three-year period prior to the grant date;

•
dividends at the rate of $1.00, representing the annualized dividends paid with respect to a share of Common Stock as of the date of grant; and

•
reductions of approximately 13.3% to reflect the probability of forfeiture due to termination prior to vesting and approximately 6.8% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date.

The ultimate values of the options will depend on the future market price of our Common Stock, which cannot be forecasted with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of our Common Stock over the exercise price on the date the option is exercised.

Table 4: Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

This table shows (i) the number of shares that our Named Executive Officers acquired by exercising stock options in fiscal 2003 and the value they realized as a result of those exercises and (ii) the number and value of exercisable and unexercisable stock options held by our Named Executive Officers at the end of fiscal 2003. The closing price of our Common Stock on January 2, 2004, the last trading day before the fiscal year-end, was $31.80. We used this amount to calculate the value of unexercised in-the-money options.

Name	Shares Acquired on Exercise(#)	Value Realized($)	Exercisable/ Unexercisable Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)	Exercisable/ Unexercisable Value of Unexercised In-the-Money Options at Fiscal Year-End($)
Biland	N/A	N/A	57,000/23,500	104,500/90,315
Ellen	N/A	N/A	19,550/60,050	78,005/348,950
Elliott	4,250	39,653	387,000/225,000	850,845/1,003,500
Montemurro	26,500	216,115	314,500/68,000	927,575/270,945
Pinchuk	N/A	N/A	20,000/60,500	34,800/305,745

Table 5: Long-Term Incentive Plans—Awards in Last Fiscal Year

			Estimated Future Payouts Under Non-Stock Price-Based Plans
		Performance or Other Period Until Maturation or Payout
Name	Number of Shares, Units or Other Rights(1)
			Threshold(#)(2)	Target(#)(3)	Outstanding(#)(4)
Biland	27,000	Fiscal Years	4,500	18,000	27,000
Ellen	72,000	2003-2005	12,000	48,000	72,000
Elliott	120,000	\/	20,000	80,000	120,000
Montemurro	72,000	\/	12,000	48,000	72,000
Pinchuk	72,000	\/	12,000	48,000	72,000

(1)
Consists of restricted shares and performance units. Vesting of the restricted shares and performance units will be dependent upon performance relative to revenue growth and return on net assets employed before interest and taxes for fiscal years 2003, 2004 and 2005 (the "Performance Goals"). Each performance unit represents the right to receive in cash $24.49, which was the fair market value of a share of our Common Stock on March 14, 2003. If Snap-on achieves the "threshold" level of the Performance Goals, then the executive officer earns 25% of the restricted share award. If Snap-on achieves the "target" level of the Performance Goals, then the executive officer would earn 100% of the restricted share award. The number of restricted shares the Named Executive Officer can earn is capped at the amount to be earned at "target" performance. For performance above the "target" level, the Named Executive Officer will earn performance units. The number of performance units an executive officer earns will be the product of the percentage in excess of "target" performance, not greater than 50%, multiplied by the number of restricted shares we awarded to the executive officer. At or above the "outstanding" performance level of the Performance Goals, the executive officer receives performance units equaling 50% of the number of restricted shares we awarded. The following lists the number of restricted shares we awarded: Mr. Biland—18,000, Mr. Ellen—48,000, Mr. Elliott—80,000, Mr. Montemurro—48,000 and Mr. Pinchuk—48,000.

(2)
For performance at "threshold", the Executive Officer will only earn restricted shares.

(3)
For performance at "target", the Executive Officer will only earn restricted shares.

(4)
For performance at "outstanding", the Executive Officer will earn restricted shares and performance units.

Snap-on Incorporated Retirement Plan

Table 6: Pension Plan

Snap-on has the Snap-on Incorporated Retirement Plan (the "Pension Plan"), a defined benefit pension plan under which it pays benefits using either final average earnings and years of credited service or an account balance formula. All of the Named Executive Officers' Pension Plan benefits are calculated under the account balance formula under the Pension Plan, except Mr. Montemurro's. Mr. Montemurro's Pension Plan benefit is calculated under the final average pay formula. The Pension Plan benefits of each of the Named Executive Officers are supplemented with benefits under a Supplemental Retirement Plan described below. All salaried employees hired on or after January 1, 2001 participate under the account balance formula in the Pension Plan. The following table shows the estimated annual pension benefits payable to covered participants at normal retirement age using the final average pay formula under the two plans discussed below.

Years of Service

Average Annual Earnings	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years
$150,000	$11,363	$22,725	$34,088	$45,450	$56,813	$68,175	$79,538
$200,000	$15,488	$30,975	$46,463	$61,950	$77,438	$92,925	$108,413
$250,000	$19,613	$39,225	$58,838	$78,450	$98,063	$117,675	$137,288
$300,000	$23,738	$47,475	$71,213	$94,950	$118,688	$142,425	$166,163
$400,000	$31,988	$63,975	$95,963	$127,950	$159,938	$191,925	$223,913
$500,000	$40,238	$80,475	$120,713	$160,950	$210,188	$241,425	$281,663
$600,000	$48,488	$96,975	$145,463	$193,950	$242,438	$290,925	$339,413
$700,000	$56,738	$113,475	$170,213	$226,950	$283,688	$340,425	$397,163
$800,000	$64,988	$129,975	$194,963	$259,950	$324,938	$389,925	$454,913
$900,000	$73,238	$146,475	$219,713	$292,950	$366,188	$439,425	$512,663
$1,000,000	$81,488	$162,975	$244,463	$325,950	$407,438	$488,925	$570,413
$1,100,000	$89,738	$179,475	$269,213	$358,950	$448,688	$538,425	$628,163
$1,200,000	$97,988	$195,975	$293,963	$391,950	$489,938	$587,925	$685,913
$1,300,000	$106,238	$212,475	$318,713	$424,950	$531,188	$637,425	$743,663

The annual benefits in the table are based on the final average pay formula detailed below using the years of service indicated above and include amounts which would be payable under the Pension Plan and the Supplemental Retirement Plan. There is no offset in benefits under the Pension Plan or the Supplemental Retirement Plan for Social Security benefits, other than in the case of disability retirement benefits.

Calculating the Final Average Pay Benefit

The Pension Plan is a qualified noncontributory defined benefit plan. We do not make any specific contributions for the Named Executive Officers. The final average pay formula under the Pension Plan covers eligible salaried employees and provides, at the normal retirement age of 65, that retirement benefits will be calculated using the following benefit formula:

[1.2% × Average Pay × Years of Credited Service]

plus

[0.45% × {Average Pay—Social Security Covered Compensation} × Years of Credited Service]

"Average Pay" is an individual's average annual earnings during the five highest completed consecutive calendar years of employment and generally includes base salary and bonus amounts paid in a given year.

"Social Security Covered Compensation" is a 35-year average of the Social Security Maximum Taxable Wage Base (according to federal regulations) for each calendar year to age 65.

"Years of Credited Service" is the number of years and fractional number of years of continuous employment up to 35 years.

The most commonly chosen payout provision for benefits under this formula is a 100% pension payout with a five-year certain period in the event of death, and thereafter a 50% yearly payout to the surviving spouse. Other actuarially equivalent optional forms of payout are also available.

Calculating the Account Balance Benefit

The account balance formula under the Pension Plan expresses its benefit in the form of a hypothetical account balance. Annually, a participant's account balance is increased by (i) pay credits based on the participant's earnings, age and accumulated service, and (ii) interest credits based on the participant's account balance at the end of the year and the five-year U.S. Treasury Bond rate. Pay credits accrue annually at a rate between 3% and 10%. Pension benefits under this formula are payable in a lump sum or as an annuity. Other optional forms of payout are also available.

Supplemental Retirement Plan

Certain officers, including the Named Executive Officers, who participate in the Pension Plan also participate in a Supplemental Retirement Plan. The Supplemental Retirement Plan is a non-qualified excess benefit and supplemental retirement plan as defined by Sections 3(36) and 201(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

The Supplemental Retirement Plan has a final average pay formula and an account balance benefit formula, both of which are based on the final average pay and account balance formulas in the Pension Plan. The benefits for Mr. Biland, Mr. Elliott and Mr. Montemurro under this plan are calculated under the final average pay formula. The benefits for Mr. Ellen and Mr. Pinchuk under this plan are calculated using the account balance formula.

Under the Supplemental Retirement Plan, each participant will receive the difference, if any, between the full amount of retirement income due under the Supplemental Retirement Plan formula that applies to the participant and the amount of retirement income payable to the participant under the Pension Plan formula when applicable IRS limitations are applied. Qualified retirement plan compensation is currently limited to $200,000 per annum for 2003 and $205,000 per annum for 2004 per participant by Section 401(a)(17) of the Internal Revenue Code.

Named Executive Officers' Benefits

The estimated total benefits payable as a single lump sum at age 65 (assuming continued employment to age 65) for the two Named Executive Officers whose combined benefits are determined using only the account balance formula are: $972,000 for Mr. Ellen; and $471,000 for Mr. Pinchuk. The benefits for Mr. Ellen and Mr. Pinchuk are not in addition to the benefits shown on "Table 6: Pension Plans." These benefits substitute for the Pension Table's benefits.

The combined benefits payable under both plans for Mr. Biland, Mr. Elliott and Mr. Montemurro are reflected in "Table 6: Pension Plans."

As of February 23, 2004, the full years of credited service for the Named Executive Officers under both the Supplemental Retirement Plan and the Pension Plan are: Mr. Biland, 5 years; Mr. Ellen, 1 year; Mr. Elliott, 9 years under the Pension Plan and 14 years under the Supplemental Retirement Plan pursuant to an agreement by which the Company credits him 1.5 years of service for every year worked; Mr. Montemurro, 33 years; and Mr. Pinchuk, 2 years.

OTHER INFORMATION

Executive Agreements

We have agreements with the Named Executive Officers to provide continued compensation and benefits in the event of a change of control as defined in the agreements. The agreements are for one-year terms and are automatically extended from year to year, unless notice is given. The agreements also provide that if there is a change of control, then the terms will continue for 24 months.

In the event of such change of control, if one of such Named Executive Officers is terminated and is entitled to termination benefits, then he or she will receive lump-sum payments equal to three times the sum of his or her highest base salary and the higher of the annual bonus target opportunity or the payment during the three years before the change of control. The Named Executive Officer will also receive an additional payment to cover any excise taxes (and related income taxes) that may result from the lump-sum payments and may continue to receive health and life insurance benefits, if desired, for three years. A Named Executive Officer will be entitled to the termination benefits if his employment is constructively terminated without cause in anticipation of or within two years following the change of control, or if he or she voluntarily terminates employment between 12 and 18 months following the change of control.

Employment Agreement with Mr. Elliott

On April 27, 2001, we entered into an employment agreement with Dale F. Elliott. Pursuant to the agreement, we will employ Mr. Elliott as our Chief Executive Officer and President. The original term of the agreement was to end on April 27, 2004. However, on April 27, 2003 and on each subsequent April 27 (a "Renewal Date"), the term will automatically be extended for one additional year unless, not later than such Renewal Date, we have or Mr. Elliott has given notice not to extend the term. Because neither party gave notice not to extend the term before the 2003 Renewal Date, the term currently ends on April 27, 2005. We also agreed to use our best efforts to cause Mr. Elliott to be appointed as a member of the Board of Directors.

During the term of the agreement, Mr. Elliott will receive an initial annual base salary of $600,000, and his base salary will be reviewed by the Compensation Committee at least annually. His base salary may be decreased only under certain circumstances specified in the agreement.

In addition to his base salary, the agreement provides that Mr. Elliott will be eligible to participate in our annual cash incentive program. Mr. Elliott's minimum target annual cash incentive opportunity ("Target Annual Incentive") under such program for fiscal 2003 was 100% of his annual base salary. For years following fiscal 2003, Mr. Elliott's Target Annual Incentive will be subject in all events to a minimum of 85% of his base salary.

Under the agreement, Mr. Elliott is also eligible to participate in our other incentive compensation plans. Mr. Elliott will also be entitled to participate in our benefit plans and perquisite programs that are generally made available to our other senior officers.

In addition to continuing his participation under the Pension Plans, Mr. Elliott will also be eligible to participate in the Supplemental Retirement Plan. For purposes of the Supplemental Plan, Mr. Elliott's actual years of continuous employment and credited service will be multiplied by 1.5, but will not exceed 35 years. Mr. Elliott will be deemed to be eligible for an early retirement benefit under the Supplemental Plan upon the attainment of age 50 and 10 years of continuous employment.

If we terminate Mr. Elliott's employment for any reason other than Cause (as defined in the agreement), death or Disability (as defined in the agreement), or Mr. Elliott terminates his employment for Good Reason (as defined in the agreement), or if we fail to renew the term of the agreement, then we will pay Mr. Elliott (i) his full base salary through the date of termination or the end of the term, as the case may be, together with all compensation and benefits then payable to Mr. Elliott through such date under the terms of any compensation or benefit plan, program or arrangement, and (ii) Mr. Elliott's normal post-termination benefits as they become due. We will also pay Mr. Elliott a severance payment equal to two times (one times in the case of a non-renewal of the agreement) the sum of (a) his base salary in effect immediately prior to the date of termination or end of the term, as the case may be, plus (b) his Target Annual Incentive in effect immediately prior that date. We will also provide Mr. Elliott with continued health, disability, life and other insurance benefits for a two-year period (one year in the case of a non-renewal) following the date of termination or end of the term, as the case may be. Each outstanding stock option and share unit held by Mr. Elliott would become fully vested.

If we terminate Mr. Elliott's employment for Cause or Mr. Elliott voluntarily terminates his employment other than for Good Reason, then Mr. Elliott will forfeit the then unvested portions of the options and the share units granted pursuant to the agreement.

Mr. Elliott also agreed to (i) comply with certain non-competition and non-solicitation provisions for a period of 24 months from the date of Termination or non-renewal and (ii) confidentiality and cooperation requirements for an indefinite period.

Severance Agreement with Mr. Pinchuk

On June 4, 2002, we entered into a severance agreement with Mr. Pinchuk. Pursuant to the agreement, upon the occurrence of a "Qualifying Termination," and execution of a Release Agreement, Mr. Pinchuk will be entitled to receive the payments and benefits described below. A Qualifying Termination is defined as the termination of Mr. Pinchuk's employment by the Company and its subsidiaries without Cause (as defined in the agreement). Unless reduced as set forth below, Mr. Pinchuk (or his estate) will be entitled to receive Severance Payments in the form of substantially equal monthly installments over a period of 2 years following the Qualifying Termination. The Severance Payments are equal to: the sum of (i) his monthly rate of base salary in effect during the period immediately prior to the Qualifying Termination plus (ii) his annual bonus calculated at his target payout and prorated on a monthly basis for the period immediately preceding the Qualifying Termination. In addition, Mr. Pinchuk will be subject to certain Restrictive Covenants, as set forth in the agreement, during the Severance Period. If Mr. Pinchuk violates the Restrictive Covenants during such period, all Severance Payments which have not yet been paid will be immediately forfeited and any further continuation of benefits (as set forth in the agreement) will immediately cease. The Severance Payments are not included as compensation for purposes of calculating Mr. Pinchuk's retirement benefits from the Company, and the Severance Period will not count as service for purposes of any benefit plan or arrangement maintained by the Company. Snap-on will not be obligated to provide Severance Payments after Mr. Pinchuk becomes employed by a subsequent employer.

During the Severance Period following the Qualifying Termination (or, if later, in accordance with the existing plans, agreements and arrangements in effect between Mr. Pinchuk and the Company), the Company will provide him with continued health, disability, life and other insurance benefits substantially similar to the benefits provided to him immediately prior to the Qualifying Termination. However, the level of any continued benefit is reduced to the extent that any such benefits are being provided to him by a subsequent employer.

In addition, in the case of a Qualifying Termination, (i) all unvested incentive options will be converted to vested non-qualified options, and will be exercisable for a period of 6 months from the Qualifying Termination, and (ii) all unvested non-qualified options will be converted to vested non-qualified options and will be exercisable for a period of 6 months from the Qualifying Termination.

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that during 2003 our Executive Officers and Directors complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934. The Company files the required reports on behalf of our Executive Officers and Directors.

Dividend Reinvestment and Direct Stock Purchase Plan

The Dividend Reinvestment and Direct Stock Purchase Plan, established in 1997, provides for automatic dividend reinvestment in shares of Common Stock and allows shareholders and investors the opportunity to purchase shares of Common Stock directly without using a broker through a variety of methods including:

  •
  investments of cash dividends on all or a portion of Common Stock which the person already owns; and

  •
  periodic cash investments of more than $100 per investment, up to an annual maximum of $150,000.

Shares acquired under these methods will generally be purchased in the open market but may, at Snap-on's option, consist of newly issued shares. Shares will be purchased at 100% of the average of the high and low prices of the Common Stock on the day of purchase. For purchasers, there are no participation, commission or administrative fees.

More information, including a prospectus, is available from EquiServe Trust Company, N.A., our transfer agent, at 1-800-446-2617 (in the United States) or 1-781-575-2723 (outside the United States).

Householding

Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our Annual Report to shareholders and Proxy Statement. Upon written or oral request, we will promptly deliver a separate copy of the Annual Report to shareholders and/or Proxy Statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify us of their requests by calling 1-262-656-5200 and asking for Investor Relations or by writing Snap-on Incorporated, Investor Relations, 10801 Corporate Drive, Pleasant Prairie, Wisconsin 53158-1603.

The Company has made references to information contained on or available through its Website for your use as background information only. You should not consider this information part of this Proxy Statement.

APPENDIX A

SNAP-ON INCORPORATED
AUDIT COMMITTEE CHARTER

Purpose

The purpose of the Audit Committee is (a) to assist the Board's oversight of (i) the integrity of the Company's financial statements, (ii) the Company's independent auditors' qualifications and independence, (iii) the performance of the Company's independent auditors and the Company's internal audit function, and (iv) the Company's compliance with legal and regulatory requirements, and (b) to prepare the report that the rules of the Securities and Exchange Commission (the "SEC") require be included in the Company's annual proxy statement.

Organization

The Audit Committee shall be comprised of at least three directors. Each member of the Audit Committee shall meet the independence, experience and financial literacy requirements of applicable law and regulation, including, without limitation, the New York Stock Exchange listing standards and the Sarbanes-Oxley Act of 2002 (the "Act") and the rules and regulations promulgated by the SEC pursuant to the Act. The members of the Audit Committee shall be appointed by the Board. The Committee may form and delegate authority to subcommittees when appropriate.

Duties and Responsibilities

The Company's management is responsible for preparing the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by the Company's management and the independent auditors. Consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditor's work.

The Audit Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and each such registered public accounting firm must report directly to the Audit Committee. The Audit Committee shall have sole authority to preapprove (unless applicable law permits otherwise) all audit and permitted non-audit services (as determined by applicable law or regulatory body, from time to time), to be provided by the independent auditor. In connection with the foregoing, the Audit Committee may consult with, but shall not delegate, these responsibilities to management.

The Audit Committee shall have the authority to engage independent counsel and other advisors, as the Audit Committee determines necessary to carry out its duties. The Company will provide the Audit Committee with appropriate funding, as determined by the Audit Committee, in its capacity as a committee of the Board, for payment of: (i) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (ii) compensation to any advisors employed by the Audit Committee; and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. Periodically, the Audit Committee shall meet with management, the internal auditors (or other persons responsible for the internal audit function) and with independent auditors in separate sessions.

The Audit Committee shall:

1.
Make regular reports to the Board.

2.
Meet with the internal auditors and with the independent auditor to discuss the overall scope and plans for their respective audits, including responsibilities, budget, staffing and compensation.

3.
Review (A) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and any major issues related to the adequacy and effectiveness of the internal accounting and financial controls of the Company and any special audit steps adopted in light of material control deficiencies; (B) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (C) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

4.
Discuss the Company's policies with respect to risk assessment and risk management, including a discussion and review of the Company's major financial risk exposures and the steps management has taken to monitor and control such risk exposures.

5.
Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

6.
Review with the independent auditor any problems or difficulties encountered in the course of the audit work and management's response, including any restrictions on the scope of the independent auditor's activities or on access to requested information, and any significant disagreements with management.

7.
Obtain from the independent auditor and review any information that the independent auditor is required to provide to the Audit Committee pursuant to Section 10A of the Securities Exchange Act of 1934, as amended.

8.
At least annually, obtain and review a report by the independent auditor describing (x) the firm's internal quality-control procedures, (y) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (z) (to assess the auditor's independence) all relationships between the auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including a review and evaluation of the lead partner of the independent auditor, taking into account the opinions of management and the Company's internal auditors. The Audit Committee shall, to the extent it determines appropriate, discuss such reports with the auditor and, if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the qualifications, performance and independence of the auditor.

9.
Ensure that the lead audit partner and the audit partner responsible for reviewing the audit are rotated at least every five years or as required by the requirements of applicable law and regulation, and further consider rotation of the independent auditor firm itself.

10.
Review the summary reports to management prepared by the internal auditors, together with any management actions and other responses to such reports.

11.
Discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

12.
Based on the reviews and discussions referred to above, recommend to the Board whether the annual audited financial statements should be included in the Company's Annual Report on Form 10-K.

13.
Discuss earnings press releases (paying particular attention to any use of "pro forma," or "adjusted" non-GAAP, information), as well as financial information and earnings guidance provided to analysts and rating agencies.

14.
Establish clear Company policies regarding the hiring of employees or former employees of the independent auditors.

15.
Review periodically Company policies relating to compliance with federal and state laws, regulations, and proceedings involving environmental, health, and safety issues.

16.
Review periodically the Company's participation in government contracts, including issues relating to training of employees, compliance with applicable laws and regulations, and reporting requirements arising from the Company's performance of government contracts.

17.
Establish procedures for (x) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (y) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

18.
Review and reassess the adequacy of the Charter annually and recommend any proposed changes to the Board for approval.

19.
Annually evaluate the Audit Committee's own performance.

While the Audit Committee has the functions set forth in this Charter, the Audit Committee is not responsible for planning or conducting an audit, for determining whether the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles or for ensuring that the Company complies with all laws and regulations. As the Committee performs its functions, the Committee's policies and procedures should remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions.

Adopted by the Board of Directors on January 23, 2004.

SNAP-ON INCORPORATED
C/O EQUISERVE TRUST COMPANY N.A.
P. O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/sna	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL
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☒	Please mark votes as in this example.	2406

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of Directors. Three-year terms— John F. Fiedler, W. Dudley Lehman, Frank S. Ptak and Edward H. Rensi	VOTE For all nominees (except as indicated)	WITHHOLD Authority to vote for all nominess	2.	Proposal to ratify the Audit Committee's selection of Deloitte & Touche LLP as the Company's independent auditor for 2004.	FOR AGAINST ABSTAIN	3.	In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the meeting.
Except nominees written below
When properly executed, this Proxy will be voted per your instructions. This Proxy will be voted "FOR" Director nominees and "FOR" Item 2 if no choice is specified. In the absence of an instruction to the contrary, this Proxy will be voted at the discretion of the Proxies on any other business.
This Proxy is also intended for use by the participants of any eligible benefit plans of Snap-on Incorporated.
Receipt of Notice of the Annual Meeting and Proxy Statement is hereby acknowledged.
Comments

NOTE: Please sign exactly as name appears herein, joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, sign in corporation's name by an authorized officer. If a partnership, please sign in partnership's name by an authorized person.

Signature: ___________________________ Date: __________ Signature: ___________________________ Date: __________

DETACH HERE
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PROXY

SNAP-ON INCORPORATED 2801–80TH STREET KENOSHA, WI 53141-1410 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
P R O X Y
The undersigned appoints Dale F. Elliott and Susan F. Marrinan as Proxies, each with power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of the common stock of Snap-on Incorporated held of record by the undersigned on February 23, 2004, at the Hayes Mansion Conference Center, 200 Edenvale Avenue, San Jose, California, at 10:00 a.m. (Pacific Time) on Thursday, April 22, 2004 or at any adjournment thereof.

 This Proxy will be voted "FOR" the Director nominees in the Proxy Statement and "FOR" Item 2 if no choice is specified. In the absence of an instruction to the contrary, this Proxy will be voted for the proposals stated herein and at the discretion of the Proxies on any other business.

Nominees for the Election of Directors are:

(01) John F. Fiedler (02) W. Dudley Lehman (03) Frank S. Ptak (04) Edward H. Rensi
PLEASE MARK YOUR VOTE ON THE REVERSE SIDE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

QuickLinks

PROXY STATEMENT
TABLE OF CONTENTS
COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
ITEM 1: ELECTION OF DIRECTORS
CORPORATE GOVERNANCE PRACTICES AND BOARD INFORMATION
ITEM 2: RATIFY THE AUDIT COMMITTEE'S SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITOR FOR 2004
AUDIT COMMITTEE REPORT
DELOITTE & TOUCHE LLP FEE DISCLOSURE
INDEPENDENT AUDITORS
STOCK PERFORMANCE GRAPHS
EXECUTIVE COMPENSATION
OTHER INFORMATION
APPENDIX A
SNAP-ON INCORPORATED AUDIT COMMITTEE CHARTER